(a) On August 22, 1995 Harris Associates Investment Trust held a special meeting.

(b) The meeting involved the election of trustees. The names of each trustee elected at the meeting and all other trustees now in office are as follows:

     Christine M. Bucher
     James W. Ford
     Michael J. Friduss
     Thomas H. Hayden
     Victor A. Morgenstern
     Allan J. Reich
     Burton W. Ruder
     Peter S. Voss
     Gary N. Wilner, M.D.

(c) Each matter voted upon at the meeting and the number of affirmative votes and the number of negative votes cast with respect to each matter is as follows:

     (i)  Approval of the investment advisory agreement

The Oakmark Fund                   The Oakmark International Fund
For:      55,726,685.134           For:      45,662,287.696
Against:     525,383.886           Against:     455,484.881

     (ii) Election of Trustees

                   The Oakmark Fund         Oakmark International
Ms. Bucher          For: 56,353,973.190      For: 45,935,021.949
Mr. Ford            For: 56,462,081.935      For: 46,000,519.843
Mr. Friduss         For: 56,487,109.742      For: 46,008,400.328
Mr. Hayden          For: 56,352,044.242      For: 45,912,092.649
Mr. Morgenstern     For: 56,498,263.701      For: 46,004,963.037
Mr. Reich           For: 56,443,822.872      For: 45,983,641.799
Mr. Ruder           For: 56,480,711.063      For: 46,026,239.050
Mr. Voss            For: 56,476,950.836      For: 46,009,926.209
Mr. Wilner, M.D.    For: 56,433,976.432      For: 45,986,692.858